Exhibit 10.12

AMENDMENT TO LEASE AGREEMENT

Lessor: (Party A) YinLong Industrial Co. Ltd.
Lessee: (Party B) Pacific Dragon Fertilizers Co. Ltd.

Pursuant to the lease agreement, dated January 1, 2004, by and between Party A and Party B (the "Agreement"), Party A and Party B (the "Parties") hereby amend the Agreement as follows:

Due to the huge expenses incurred by Party B, the originally agreed rental payment could not cover Party A's costs for electricity, water, regular maintenance, cleaning and sewage. The Parties hereby agree that the annual rental Payment shall be increased from the originally agreed RMB 1,200,000 to RMB 3,600,000. Party A shall bear all relevant costs.

This amendment to the Agreement shall take effective on July 1, 2005. Except as expressly set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

Party A: /s/ Hongyu Wong
YinLong Industrial Co. Ltd.

Party B: /s/ Fuchen Zhang
Pacific Dragon Fertilizers Co. Ltd.

Date: June 28, 2005